EXHIBIT 99.1



FOR IMMEDIATE RELEASE


E*TRADE Media Contact
Heather Fondo
E*TRADE Group, Inc.
650-331-5774
hfondo@etrade.com

E*TRADE Investor Relations Contact
Erica Gessert
E*TRADE Group, Inc.
650-331-5893
egessert@etrade.com

At Web Street
Joseph Fox
Co-Chief Executive Officer
847-444-4700

Web Street Investor Relations Contact
Beth Saunders
312-587-0780, Ext. 281


              E*TRADE ACQUIRES WEB STREET FOR $45 MILLION IN STOCK

     Transaction Includes Web Street's Physical Locations, Which Will Be Converted into E*TRADE Centers in Four Cities

MENLO PARK, CA - May 21, 2001 - E*TRADE Group, Inc. (NYSE:ET) today announced that it will acquire Web Street, Inc. (Nasdaq: WEBS), parent company of Web Street Securities, an online brokerage firm. The purchase includes Web Street Securities' 34,000 active accounts, including 6,300 accounts held by German residents, and its physical locations in San Francisco, Boston, Beverly Hills and Denver, which will be converted into E*TRADE financial superstores, called E*TRADE Centers.

     The transaction, valued at approximately $45 million in stock, is expected to add incremental annual revenues of approximately $25 million to E*TRADE's results. Of the $45 million purchase price, $25 million represents the acquisition of the brokerage business and accounts. The remaining $20 million applies to the acquisition of the four physical locations, cash on hand and net operating losses expected to result in future tax savings. The acquisition is expected to







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be accretive to both revenue and earnings immediately upon closing, which is subject to regulatory and other approvals.

     "Today's acquisition of Web Street further demonstrates the strength of the E*TRADE brand and its agility to seize opportunities that make strategic sense for its shareowners, customers and Associates," said Christos M. Cotsakos, chairman of the board and chief executive officer, E*TRADE Group, Inc. "As we continue to expand our diverse revenue streams and increase our worldwide customer base, E*TRADE further strengthens its leadership position."


     "We believe that Web Street's customers will realize tremendous benefit from this synergistic combination of two leading innovators in the online financial services business," said Joseph Fox, co-chairman & co-chief executive officer of Web Street. "Web Street and E*TRADE share a common vision of providing global brokerage services to our valued customers through face-to-face, as well as electronic channels. Web Street's brokerage customers will benefit from E*TRADE's impressive array of banking and investing products, while still receiving a high level of customer service that they have come to expect."

About E*TRADE

E*TRADE is a global leader in online personal financial services, offering value-added investing, banking and research features, premium customer service and a redundant, proprietary Stateless Architecture(R)infrastructure. In addition to the U.S., E*TRADE presently serves customers in Australia, Canada, Denmark, Hong Kong, Korea, Japan, Norway, South Africa, Sweden, and the U.K. through branded web sites. E*TRADE Group, Inc., has offices in Northern California, New York City and in other major business centers in the U.S. and worldwide.

About Web Street

Web Street Securities serves the needs of individual investors, primarily in the United States and Europe, by delivering streaming, real-time quotes, quick trade confirmations and real-time portfolio updates, along with superior 24-hour customer service. Web Street Securities is headquartered in Chicago, with Financial Services Centers in Boston, Beverly Hills, Denver, and coming soon to San Francisco. For more information, visit www.webstreet.com or call 1-800-WEBTRADE (1-800-932-8723) or at 312-775-6700.


A REGISTRATION STATEMENT RELATING TO THE E*TRADE COMMON STOCK TO BE ISSUED IN THE TRANSACTION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS SOON AS PRACTICABLE. WHEN FILED, COPIES OF THIS DOCUMENT MAY BE OBTAINED FREE OF CHARGE ON THE SEC WEBSITE (www.sec.gov). THIS AND OTHER RELATED DOCUMENTS SHOULD BE CAREFULLY REVIEWED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.



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Important Notice

E*TRADE, the E*TRADE logo and Stateless Architecture are registered trademarks of E*TRADE Securities, Inc. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, failure of the transaction to close due to the failure to obtain regulatory or other approvals, failure of the Web Street stockholders to approve the merger, if that approval is necessary, the risk that the Web Street business will not be integrated successfully and unanticipated costs of such integration, changes in market activity, anticipated increases in the rate of new customer acquisition, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. For a detailed discussion of these and other cautionary statements, please refer to the registration statement to be filed by E*TRADE with the SEC relating to this transaction. Further information about these risks and uncertainties can be found in the companies' respective Forms 10K and 10Q filed with the SEC. System response and account access time may vary due to market conditions, trading volume, system performance and other factors.